Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal First Quarter Ended April 16, 2023
“North Star” Five-Point Plan Demonstrating Early Traction
Comparable Restaurant Revenue(1) Growth of 8.6%, Exceeding Industry Average
Company Raises Outlook for Fiscal 2023

Englewood, CO – May 24, 2023 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the fiscal first quarter ended April 16, 2023.
Highlights for the First Quarter of Fiscal 2023, Compared to the First Quarter of Fiscal 2022:
•Total revenues are $418.0 million, an increase of $22.4 million compared to 2022.
◦Comparable restaurant revenue(1) increased 8.6%.
◦Ninth consecutive quarter of positive comparable restaurant revenue(1) growth.
◦Comparable restaurant traffic increased 0.6%.
◦Comparable restaurant revenue(1) and comparable restaurant traffic both exceeded the industry averages as measured by the Black Box Casual Dining index.
◦Comparable restaurant dine-in sales increased 16.4%.
◦Comparable restaurant sales for the first thirteen weeks of the quarter increased 10.0%(4).
•Net loss of $3.1 million was unchanged compared to 2022.
•Income from operations was $4.3 million, or 1.0% of total revenues, compared to $4.4 million, or 1.1% of total revenues, in 2022.
•Restaurant Level Operating Profit Margin(2) (a non-GAAP metric) was 14.7% versus 14.0% in 2022.
•Adjusted EBITDA(3) (a non-GAAP metric) was $36.1 million, an $8.1 million increase compared to 2022.
(1) Comparable restaurant revenue represents revenue from Company-owned restaurants that have operated five full quarters as of the end of the period presented.
(2) See Schedule II for a reconciliation of Restaurant Level Operating Profit and Restaurant Level Operating Profit Margin, non-GAAP measures, to Income from operations and Income from operations as a percentage of total revenues, respectively.
(3) See Schedule III for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net loss.
(4) Comparable restaurant sales for the first thirteen weeks of fiscal 2023 are calculated based on the Company’s point-of-sale sales data, which does not include adjustments for loyalty breakage.
G.J. Hart, Red Robin’s President and Chief Executive Officer, said “Our first quarter results are strong and demonstrate the power of the Red Robin brand. We are just getting started with the implementation of our ‘North Star’ plan, and already see higher Guest satisfaction and significant gains in sales and profits. Due to the tremendous efforts of all of our Team Members, we are able to both accelerate investments in people and enhancements to the quality of our food offerings, while also raising our financial guidance for 2023. We are committed to the diligent execution of our strategic plan, and I am more confident than ever in the comeback of this iconic brand."
First Quarter 2023 Financial Summary
The following table presents financial results for the first fiscal quarter of 2023, compared to results from the same period in 2022:

	Sixteen Weeks Ended
	April 16, 2023	April 17, 2022
Total revenues (millions)	$418.0	$395.6
Restaurant revenues (millions)	406.9	380.6
Net loss (millions)	(3.1)	(3.1)
Income from operations (millions)	4.3	4.4
Income from operations as a percent of total revenues	1.0%	1.1%
Restaurant Level Operating Profit (millions)(1)	$60.0	$53.1
Restaurant Level Operating Profit Margin(1)	14.7%	14.0%
Adjusted EBITDA (millions)(2)	$36.1	$28.0

Net loss per diluted share ($ per share)	$(0.19)	$(0.20)
Adjusted income (loss) per diluted share ($ per share)(3)	$0.25	$(0.12)

(1) See schedule II for a reconciliation of Restaurant Level Operating Profit and Restaurant Level Operating Profit Margin, non-GAAP measures, to Income from operations and Income from operations as a percentage of total revenues, respectively.
(2) See schedule III for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net loss.
(3) See schedule I for a reconciliation of Adjusted loss per diluted share, a non-GAAP measure, to Net loss per diluted share.

Balance Sheet and Liquidity
As of April 16, 2023, Red Robin had outstanding borrowings under its credit facility of $213.0 million, in addition to amounts issued under letters of credit of $9.0 million, and liquidity of approximately $59.0 million, including cash and cash equivalents and available borrowing capacity under its credit facility.
New Chief Technology Officer
The Company announced the appointment of Jyoti Lynch to the role of Chief Technology Officer effective June 5, 2023. With more than 25 years of experience leading technological transformation within well-known restaurant, retail and technology brands, Ms. Lynch will play a key role in innovating Red Robin’s technology landscape to deliver enhanced Guest experiences, operational performance and shareholder value as the Company executes its North Star plan announced earlier this year.

Hart continued, “Jyoti is a tremendous, well-respected technology leader with proven success innovating and improving processes and systems at large-scale restaurant and retailer brands. I’m excited to welcome her to Red Robin’s Executive Leadership Team and am confident in the competitive edge Jyoti will bring to advancing our technological capabilities to best serve our Guests, operations and Restaurant Support Center during this transformative year for Red Robin and beyond.”

As CTO of Red Robin, Ms. Lynch will oversee strategic and operational planning, innovation, growth and maintenance of Red Robin’s comprehensive information systems and technological functions in support of the Company’s corporate-owned restaurant locations and Restaurant Support Center.

Most recently, Ms. Lynch served as Chief Information Officer at European Wax Center, a leading specialty personal care brand with more than 950 retail locations, where she spearheaded the modernization of the company’s retail technology and digital transformation and helped guide the company through its successful IPO. Prior, Ms. Lynch served as Senior Vice President and Chief Information Officer at Jamba Juice, the 750+ unit restaurant brand and top smoothie and juice franchisor, where she led the creation of a modernized, multi-platform digital ecosystem, including key operational and Guest experience technology initiatives. Ms. Lynch also served in senior technology leadership roles at Blockbuster, Inc., Fortium Partners and Speed Commerce.

Outlook for Fiscal 2023 and Guidance Policy
The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and Red Robin assumes no obligation to update or supplement this information.
The Company is raising its guidance and currently expects the following:

	Initial Guidance	Updated Guidance
Total Revenue	Approximately $1.3 billion	At least $1.3 billion
Comparable Restaurant Revenue	N/A	Increase 2.0% to 4.0%
Restaurant Level Operating Profit(1), inclusive of investments in the Guest experience	At least 13.0%	At least 13.5%
Selling, general and administrative costs, inclusive of incentive compensation costs	$120 to $125 million	$127 to $132 million
Capital expenditures	$35 to $40 million	$45 to $50 million
Adjusted EBITDA(1)	$62.5 to $72.5 million	$70 to $80 million
Fiscal 2023 includes 53 weeks versus 52 weeks in fiscal 2022.
(1) The Company has not provided a reconciliation of its Restaurant Level Operating Profit or Adjusted EBITDA outlook to the most comparable GAAP measure of Income from operations and Net income, respectively. Providing Income from operations and Net Income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in Income from operations and Net loss, including asset impairments and income tax valuation adjustments. The reconciliations of Restaurant Level Operating Profit and Adjusted EBITDA to Income from operations and Net loss, respectively, for the historical periods presented herein is indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Please refer to the historical period Reconciliation of Income from operations to Restaurant Level Operating Profit and Net loss to EBITDA and Adjusted EBITDA included on Schedule II and Schedule III of this release.
Sale-Leaseback Transaction
The Company previously announced it was evaluating a Sale-Leaseback transaction, in consultation with its advisor CBRE Group. During the first quarter of fiscal 2023, the Company marketed an initial tranche of 10 owned properties to investors. Through multiple rounds of competitive bidding, the Company selected a winning bid and is currently progressing through the final stages of documentation and diligence. The transaction is expected to close in the second quarter of fiscal 2023, and generate gross proceeds of approximately $30 million. The Company expects the transaction will add Occupancy expense of approximately $2.0 million annually, and has incorporated incremental Occupancy expense of approximately $1.2 million in its updated financial guidance for fiscal 2023 in anticipation of closing the transaction.
Red Robin anticipates proceeds from any Sale-Leaseback transaction will be used to repay debt, fund capital investments, and repurchase shares of Company stock, subject to the terms of its Credit Agreement and approval by the Board of Directors. The Company's updated capital expenditure guidance for fiscal 2023, includes anticipated use of Sale-Leaseback proceeds.

Acquisition of Five Red Robin Franchised Restaurants
Subsequent to the close of the first quarter of fiscal 2023, the Company acquired five Red Robin restaurants in the northeastern United States from a long-term franchisee who retired for approximately $3.3 million plus standard closing adjustments. The acquisition is anticipated to add approximately $1 million of net, annual EBITDA contribution and is contemplated in both the Company's Initial and Updated financial guidance for fiscal 2023.
Jefferies Consumer Conference Participation
Red Robin will host meetings with institutional investors at the Jefferies Consumer Conference in Nantucket, MA on June 20-21, 2023. Interested parties should contact their Jefferies salesperson to request a meeting.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss financial results for its first quarter of fiscal 2023 and outlook for fiscal 2023 today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing 201-689-8560 which will be answered by an operator or by clicking Call me™.
The conference call should be accessed at least 10 minutes prior to its scheduled start.
A replay will be available approximately two hours after the end of the conference call and can be accessed by dialing 412-317-6671; the conference ID is 13737835. The replay will be available through Wednesday, May 31, 2023.
The call will be webcast live and later archived from the Company’s Investor Relations website.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's future performance; the implementation of the Company’s “North Star” plan and the anticipated impacts thereof; expense management; product quality; our anticipated investments including in labor, kitchen equipment and product enhancement, and the anticipated impacts of such investments on Guest satisfaction; our Sale-Leaseback transactions and anticipated uses of the proceeds of such transaction; potential future transactions such as potential additional Sale-Leaseback transactions; potential repurchases by the Company of shares of its common stock; executive changes and the anticipated impacts thereof on the Company’s operations, Guest experience and shareholder value; the anticipated impacts of recently acquired restaurants; anticipated uses of capital and planned investments in technology platforms; continued Guest demand for dine-in and off-premise offerings; the impact of industry labor and supply chain challenges and inflationary pressures; statements under the heading "Outlook for Fiscal 2023 and Guidance Policy," including with respect to total revenue, comparable restaurant revenue, restaurant level operating profit, selling, general and administrative costs, capital expenditures and Adjusted EBITDA; our ability to mitigate cost inflation; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook" or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company's strategic initiatives, including our “North Star” plan, labor and service models, and operational improvement initiatives and our ability to execute on such strategic initiatives; our ability to recruit, staff, train, and retain our workforce; the effectiveness and timing of the Company's marketing strategies and promotions; menu changes and pricing strategy; the anticipated sales growth, costs, and timing of the Donatos® expansion; the implementation, rollout, and timing of new technology solutions; risks associated with the transition and retention of our key personnel; risks associated with our Sale-Leaseback transactions; risks associated with the acquisition of additional restaurants; our ability to achieve revenue and cost savings from off-premises sales and other initiatives; competition in the casual dining market and discounting by competitors; changes in consumer spending trends and habits; changes in the availability and cost of food products, labor, and energy; general economic and operating conditions, including changes in consumer disposable income, weather conditions, and other events affecting the regions where our restaurants are operated; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, consumer and occupational health and safety regulations, health insurance coverage and other benefits, nutritional disclosures, and employment eligibility-related documentation requirements; costs and other effects of legal claims by Team Members, franchisees, customers, vendors, stockholders, and others, including negative publicity regarding food safety or cyber security; the impact of COVID-19 or future public health emergencies; and other risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Kathleen Bush, Red Robin Gourmet Burgers, Inc.
kbush@redrobin.com
(303) 846-5114

For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

Comparable Restaurant Revenue
The following table presents the comparable restaurant revenue in the first quarter of fiscal 2023:

Comparable Restaurant Increase (Decrease) Versus Prior Year
Q1 2023
Guest Traffic	0.6%

Average Guest Check
Menu Price Increase	7.2%
Menu Mix	0.8%
Discounts	—%
Total Guest Check	8.0%

Total Change in Comparable Restaurant Revenue	8.6%

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 16, 2023	April 17, 2022
Revenues:
Restaurant revenue	$406,893	$380,612
Franchise and other revenues	11,075	14,938
Total revenues	417,968	395,550

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	99,670	90,941
Labor	145,421	138,108
Other operating	72,050	67,864
Occupancy	29,801	30,599
Depreciation and amortization	21,825	23,919
General and administrative	26,799	24,438
Selling	7,725	9,942
Pre-opening costs	582	62
Other charges (gains), net	9,759	5,307
Total costs and expenses	413,631	391,180

Income from operations	4,337	4,370

Other expense:
Interest expense, net and other	7,417	7,413

Loss before income taxes	(3,080)	(3,043)
Income tax provision (benefit)	20	62
Net loss	$(3,100)	$(3,105)
Loss per share:
Basic	$(0.19)	$(0.20)
Diluted	$(0.19)	$(0.20)
Weighted average shares outstanding:
Basic	15,996	15,748
Diluted	15,996	15,748

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

(Unaudited)
	April 16, 2023	December 25, 2022
Assets:
Current assets:
Cash and cash equivalents	$49,024	$48,826
Accounts receivable, net	12,520	21,427
Inventories	25,380	26,447
Income tax receivable	473	562
Prepaid expenses and other current assets	13,337	12,938
Restricted cash	9,422	9,380
Total current assets	110,156	119,580
Property and equipment, net	307,954	318,517
Operating lease assets, net	355,917	361,432
Intangible assets, net	17,082	17,727
Other assets, net	12,785	14,889
Total assets	$803,894	$832,145

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$32,290	$39,336
Accrued payroll and payroll-related liabilities	37,975	33,666
Unearned revenue	30,444	43,358
Current portion of operating lease obligations	48,121	47,394
Current portion of long-term debt	2,875	3,375
Accrued liabilities and other	48,537	49,498
Total current liabilities	200,242	216,627
Long-term debt	203,188	203,155
Long-term portion of operating lease obligations	383,621	393,157
Other non-current liabilities	12,157	13,831
Total liabilities	799,208	826,770

Stockholders' equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 shares issued; 16,063 and 15,934 shares outstanding as of April 16, 2023 and December 25, 2022	20	20
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of April 16, 2023 and December 25, 2022	—	—
Treasury stock 4,386 and 4,515 shares, at cost, as of April 16, 2023 and December 25, 2022	(177,480)	(182,810)
Paid-in capital	235,876	238,803
Accumulated other comprehensive loss, net of tax	(26)	(34)
Retained deficit	(53,704)	(50,604)
Total stockholders' equity	4,686	5,375
Total liabilities and stockholders' equity	$803,894	$832,145

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
Reconciliation of Net loss to Non-GAAP Adjusted Net loss and Adjusted loss per share - diluted
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided Adjusted net loss and Adjusted loss per share - diluted, which are non-GAAP measurements which present the sixteen weeks ended April 16, 2023 and April 17, 2022. Net loss and diluted loss per share, excluding the effects of change in estimate - gift card breakage, asset impairment, litigation contingencies, the write-off of unamortized debt issuance costs, restaurant closure costs, other financing costs, COVID-19 related charges, severance and executive transition costs, related income tax effects, and other. We have revised our definition of adjusted loss per diluted share to exclude severance and executive transition and other. We did not revise the prior year’s adjusted loss per diluted share because there were no other charges similar in nature to these costs. The Company believes the presentation of net loss and loss per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. Management believes this supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 16, 2023	April 17, 2022
Net loss as reported	$(3,100)	$(3,105)
Litigation contingencies	4,300	1,720
Severance and executive transition	1,891	—
Restaurant closure costs, net	1,750	949
Other(1)	1,062	—
Asset impairment	694	2,122
Closed corporate office costs, net of sublease income	62	—
Other financing costs(2)	—	309
COVID-19 related charges	—	207
Change in estimate, gift card breakage(3)	—	(5,246)
Write-off of unamortized debt issuance costs(4)	—	1,727
Income tax expense	(2,537)	(465)
Adjusted net income (loss)	$4,122	$(1,782)

Diluted loss per share:
Net loss as reported	$(0.19)	$(0.20)
Litigation contingencies	0.26	0.11
Severance and executive transition	0.12	—
Restaurant closure costs, net	0.11	0.06
Other(1)	0.06	—
Asset impairment	0.04	0.13
Other financing costs(2)	—	0.02
COVID-19 related charges	—	0.01
Change in estimate, gift card breakage(3)	—	(0.33)
Write-off of unamortized debt issuance costs(4)	—	0.11
Income tax expense	(0.16)	(0.03)
Adjusted income (loss) per share - diluted	$0.25	$(0.12)

Weighted average shares outstanding:
Basic	15,996	15,748
Diluted(5)	16,360	15,748
(1)    Other includes non-cash charges primarily related to terminated capital projects, disposals and lease terminations.
(2)    Other financing costs includes legal and other charges related to the refinancing of our prior credit agreement in the first quarter of fiscal year 2022.
(3)    During the sixteen weeks ended April 17, 2022, the Company re-evaluated the estimated redemption pattern related to gift cards. The impact comprises $5.9 million included in Franchise royalties, fees, and other revenue partially offset by $0.6 million in gift card commission costs included in Selling on the Condensed Consolidated Statements of Operations.
(4)    Write-off of unamortized debt issuance costs related to the remaining unamortized debt issuance costs related to our legacy credit agreement with the completion of the refinancing of our Credit Agreement in the first quarter of fiscal year 2022.
(5)    For the first quarter of 2023, the impact of dilutive shares is included in the calculations as the adjustments for the quarter resulted in adjusted net income. For diluted shares reported on the Condensed Consolidated Statement of Operations, the impact of dilutive shares is excluded due to the reported net loss for the quarter.

Schedule II
Reconciliation of Income from Operations to Non-GAAP Restaurant-Level Operating Profit
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be income from operations less franchise royalties, fees and other revenue, plus other charges, net, pre-opening costs, selling costs, general and administrative expenses, and depreciation and amortization. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling costs and general and administrative expenses, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes Other charges, net because these costs are not related to the ongoing operations of its restaurants. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net loss as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry.

	Sixteen Weeks Ended
	April 16, 2023	April 17, 2022
Income from operations	$4,337	$4,370

Less:
Franchise royalties, fees and other revenue	11,075	14,938

Add:
Other charges, net	9,759	5,307
Pre-opening costs	582	62
Selling	7,725	9,942
General and administrative expenses	26,799	24,438
Depreciation and amortization	21,825	23,919
Restaurant-level operating profit	$59,951	$53,100

Income from operations as a percentage of total revenues	1.0%	1.1%
Restaurant-level operating profit margin (as a percentage of restaurant revenue)	14.7%	14.0%

Schedule III
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands, unaudited)
The Company believes the non-GAAP measures of EBITDA and adjusted EBITDA give the reader additional insight into the ongoing operational results of the Company, and it is intended to supplement the presentation of the Company's financial results in accordance with GAAP. We define EBITDA as net loss before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA further excludes the effects of change in estimate - gift card breakage, asset impairment, litigation contingencies, restaurant closure costs, net, other financing costs, COVID-19 related charges, severance and executive transition costs, and closed corporate office, net of sublease income, and other. We have revised our definition of adjusted EBITDA to exclude other, severance and executive transition costs, and closed corporate office, net of sublease income. We did not revise prior years’ adjusted EBITDA because there were no other charges similar in nature to these costs. Other companies may define EBITDA and adjusted EBITDA differently, and as a result our measure of EBITDA and adjusted EBITDA may not be directly comparable to those of other companies. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net loss as reported in accordance with U.S. GAAP as a measure of performance.

	Sixteen Weeks Ended
	April 16, 2023	April 17, 2022
Net loss as reported	$(3,100)	$(3,105)
Interest expense, net	7,576	7,088
Income tax provision (benefit)	20	62
Depreciation and amortization	21,825	23,919
EBITDA	26,321	27,964

Change in accounting estimate, gift card breakage	—	(5,246)
Other charges, net:
Litigation contingencies	4,300	1,720
Severance and executive transition	1,891	—
Restaurant closure costs, net	1,750	949
Other	1,062	—
Asset impairment	694	2,122
Closed corporate office costs, net of sublease income	62	—
Other financing costs	—	309
COVID-19 related charges	—	207
Adjusted EBITDA	$36,080	$28,025